3rd Quarter 2026 Earnings Release Presentation November 5, 2026

Available Information On November 5, 2026, Consolidated Edison, Inc. issued a press release reporting its third quarter 2026 earnings and filed with the Securities and Exchange Commission the company’s 3Q 2026 Form 10-Q. This presentation should be read together with, and is qualified in its entirety by reference to, the earnings press release and the 3Q 2026 Form 10-Q. Copies of the earnings press release and the 3Q 2026 Form 10-Q are available at: www.conedison.com/en/. (Select “For Investors” and then select “Press Releases” and “SEC Filings,” respectively.) Forward-Looking Statements This presentation contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and may be subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber attack could adversely affect it; artificial intelligence is an emerging area of technology that has the potential to impact various aspects of business operations and customer interactions of Con Edison and its subsidiaries; the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it faces risks related to health epidemics and other outbreaks; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions, inflation and the imposition of tariffs (or subsequent changes to tariffs once announced or implemented); and it also faces other risks that are beyond its control. This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP Financial Measures This presentation also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the gain on the sale of Con Edison's equity interest in Mountain Valley Pipeline, LLC (MVP), accretion of the basis difference of Con Edison's equity interest in MVP, transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye Storage Corporation (Honeoye) and the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance. See slides 28, 32, 33, 38, 42, 43 and 44 for a reconciliation of non-GAAP financial measures, as applicable, to their GAAP equivalent. For more information, contact: Jan Childress, Director, Investor Relations Berna Falay Ok, Section Manager, Investor Relations Tel: 212-460-6611 Tel: 212-460-1008 Email: childressj@coned.com Email: falayokb@coned.com Investor Relations conEdison.com 2

3 Our Investment Thesis Con Edison is a proven, resilient investment underpinned by safe, reliable regulated infrastructure and alignment with New York's long-term energy policy goals. 3 • Constructive and transparent regulatory environment ◦ Three years of rate certainty for CECONY electric and gas and two years for O&R electric and gas ◦ Revenue predictability through transparent regulatory environment in New York • Stable, reliable earnings growth underpinned by disciplined financial management ◦ No long-term holding company debt ◦ Prudent capital allocation with continued focus on customer affordability • Strategic positioning for long-term growth through electrification ◦ 8.7% regulated investment base five-year CAGR ◦ Byproduct of customer demand and alignment with local policy • Proven, resilient utility with a 200-year track record ◦ Longest operating investor-owned energy utility in the U.S. ◦ Nation-leading reliability ◦ 4.4% increase in annualized dividend leading to 52nd straight year of dividend increases Pillars of Our Investment Thesis: • Durability & Revenue Predictability • Growth Through Electrification • Serving a Territory of National Importance Requiring Continuous Investment

3Q 2026 Financial Highlights $2.07 earnings per share (GAAP) / $2.07 adjusted earnings per share (non-GAAP)(a) Narrowed 2026 adjusted EPS guidance range $6.05 to $6.15 adjusted earnings per share (non- GAAP)(a) CECONY entered into a joint proposal for the Steam rate plan - reflects 9.50% ROE, 48% equity ratio(b) 4 (a) Adjusted EPS is a non-GAAP financial measure. See slide 38 for a reconciliation to the most comparable GAAP information, as applicable. (b) Subject to NYSPSC approval.

Best-in-Class Electric Reliability in the United States 5 We deliver nation-leading electric service reliability Source: Energy Information Administration (EIA) Note: Data reflects the System Average Interruption Frequency Index (SAIFI), in thousands of customers per year, and the System Average Interruption Duration Index (SAIDI), in minutes, both metrics including major event days, based on the annual average over the past 10-years (2016-2025). The “peers” are Con Edison's proxy peers set forth in its proxy statement filed in April 2026.

6 Electrification is fueling durable load growth and driving the need for early, disciplined infrastructure investments to preserve reliability across a complex, high-density urban network. 6 • Broad electric growth across our service territory ◦ As new buildings come online within CECONY’s service territory, we are seeing a 20% to 25% increase in their electric demand requests ◦ In 2025, 20 MW of fast-charging capacity were installed in CECONY's territory, representing a growth of 18% from 2024 installations ◦ CECONY's and O&R's Medium and Heavy-Duty Make-Ready programs are supporting the electrification of more than 570 trucks and buses • Wide-ranging commercial customer demand for electricity ◦ Etihad Park Major League Soccer stadium and Metropolitan Park entertainment complex in Queens, growing from 6 to 50 MW ◦ John F. Kennedy (JFK) International Airport construction and modernization, growing from 73 to 166 MW ◦ Port Authority Bus Terminal, growing from 5 to 47 MW • Substation build-out to support growth while maintaining industry‑leading reliability standards in a dense urban network ◦ From 2026 to 2035, CECONY projects 9 and O&R projects 19 new substations ◦ Robust design standards and associated investment, making us the most reliable large utility in the U.S. Load Growth Driven by Electrification

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9 Powering a Global Economic Hub Serving more than 9 million people and 350,000 businesses, CECONY provides the reliable energy infrastructure that underpins economic activity in New York City, Westchester County, and the surrounding region. 9 • The communities we serve: ◦ Largest central business district in the U.S. ◦ World-leading hospitals ◦ Nearly 200,000 small businesses ◦ Largest public school system in the U.S. • Support critical national infrastructure including: ◦ The New York Stock Exchange and NASDAQ ◦ Metropolitan Transportation Authority - North America's largest transportation network ◦ The Port Authority of New York and New Jersey which builds, operates, and maintains many of the most important transportation and trade infrastructure assets in the country ▪ LaGuardia and JFK Airports ▪ The first port of call for the vast majority of transatlantic container vessels serving the East Coast and among the top three busiest in the country Sources: CECONY - Our Economic Impact Study; Port Authority Press Release Dec. 18, 2025; About the MTA

Customer Affordability Remains a Top Priority CECONY electric customer bills are lower than our proxy peer average on both a total bill and share of wallet basis. 10 Information derived from data published by the U.S. Energy Information Administration (as of October 2026), St. Louis FRED, and CECONY’s internal analysis. Three year (2023 – 2025) average customer electric bills are annualized full-service residential bills. Share of wallet calculated as annual bill over median income. The “peers” are Con Edison’s proxy peers set forth in its proxy statement filed in April 2026, excluding CenterPoint Energy because directly comparable data was not available, and including O&R.

CECONY Electric Bills Over Time Compared to Peers CECONY has generally improved affordability over time, with the majority of CECONY customers receiving bills below peer average. Source: Energy Information Administration Note: CECONY’s and the peers’ numbers are the three-year (2023-2025) rolling average monthly bill for residential customers, with available EIA data. The “peers” are Con Edison’s proxy peers set forth in its proxy statement filed in April 2026, excluding CenterPoint Energy because directly comparable data was not available, and including O&R. 11 Ranking average electric bills by utility ($/month, 3-yr average) CECONY vs. Peer Average: • $180 less annually (12% lower) CECONY vs. Peer Median: • $216 less annually (14% lower)

Affordability Programs Are Easing the Energy Burden

In 2025, we provided $268 million in bill discounts through affordability programs, supporting more than 500,000 income-eligible customers across New York and New Jersey.[a]

- **~494,000** customers enrolled: Approximately **14%** of residential customers across CECONY and O&R service territories are enrolled in New York's Energy Affordability Program (EAP) and Enhanced EAP (EEAP), as of August 2026.
- Expanded eligibility: Through Enhanced EAP, households with incomes below the median income may be eligible for monthly bill discounts. To date, **more than 25,000 customers**[b] have been approved since the program's January 2026 launch.
- Supports affordability: Goal is to help eligible customers maintain an energy burden of approximately **6% of household income**, and discounts increase as customer bills rise.[c]

(a) Monthly bill discount programs include those for CECONY, O&R and RECO Matter Master: 14-02621/14-M-0565
(b) As of August 2026
(c) Discounts levels also account for changes in income indicators like federal, state, and area median income. Discounts may be limited by program budget.



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Committed to Helping Customers Manage Energy Bills 13 Financial Assistance Programs for Vulnerable Customers • Monthly bill discounts reduce monthly energy costs for low- and moderate-income customers – Energy Affordability Program (EAP) aims to manage typical customer’s energy bills to 6% of wallet in NY. The Enhanced EAP expands eligibility to more low- and moderate-income customers. – Statewide Solar for All and Renewable Energy Access and Community Help programs provide additional discounts to low-income EAP customers living in disadvantaged communities in NY – Energy Affordability Guarantee Pilot provides bill relief for low-income customers who install electric heat pumps at home in NY – The Universal Service Fund (USF) provides New Jersey customers credits to reduce monthly energy bills • Annual and one-time grants help low-income customers struggling to pay heating costs or past-due balances – Federal Home Energy Assistance Program – CECONY's and O&R’s Grant Programs EnergyShare and Neighbor Fund – Other grants available from local social service agencies and nonprofit partners • The Fresh Start program helps New Jersey customers eligible for USF who have fallen behind on bills to pay down outstanding balances through monthly arrears forgiveness For more information visit: Financial Assistance Programs: EAP, HEAP & More | Con Edison; New York Programs | Orange & Rockland Energy Savings Programs • Energy Efficiency for Renters and Homeowners – Customers can save with professionally installed insulation and air sealing – Customers can claim a rebate for their smart thermostat For more information visit: Energy Efficient Savings for Renters and Homeowners | Con Edison; Rebates, Incentives, and Tax Credits | Orange & Rockland • SmartCharge New York Program – Electric vehicle (EV) drivers can earn cash incentives for charging their EV during overnight off-peak times, year round For more information visit: SmartCharge New York Program (for EV Drivers and Light-Duty Fleets)  | Con Edison; SmartCharge New York | Orange & Rockland Operational Cost Management • Smart Meters – Our largest utility investment to date, smart meters are projected to result in $3.2 billion in net savings over the life of the equipment • Resilience Investments – Our plans build on the more than $1 billion in post-Sandy storm-hardening investments we made, which have helped avoid nearly 1.3 million outages • Strategic Sourcing – Our Supply Chain team has negotiated rebates into select contracts resulting in realized benefits of $10.8 million in 2025

Capital Investments to Maintain Reliability, Meet Growing Demand and Enhance Resiliency $3,964 $4,465 $4,509 $4,728 $4,996 $6,595 $6,709 $7,078 $8,502 $8,588 $3,635 $4,001 $4,379 $4,699 $4,946 $6,533 $6,542 $6,865 $8,427 $8,571 $298 $399 $81 $31 $65 $49 $29 $50 $62 $167 $213 $75 $17 2021 2022 2023 2024 2025 2026E 2027E 2028E 2029E 2030E Actual Forecast (d) CECONY & O&R - actual Con Edison Transmission - actual Clean Energy Businesses - actual CECONY & O&R - forecast Con Edison Transmission - forecast a. Forecast for 2026, 2027 and 2028 reflects CECONY’s new Electric and Gas rate plans (Case 25-E-0072 & 25-G-0073) approved in January 2026. b. Forecast for 2026 and 2027 reflects O&R’s Electric and Gas rate plans (Case 24-E-0060 & 24-G-0061) approved in March 2025. c. Forecast for 2027, 2028 and 2029 reflects CECONY’s September 2026 joint proposal for the new steam rate plan (Case 25-S-0741) that is subject to approval by the NYSPSC. d. 2025 Form 10-K, page 30. Note: The Utilities are continuing to assess the impact of New York State's newly enacted Chapter 58 of the Laws of 2026. The ultimate impact of the legislation on these projections remains uncertain. See page 51 of the 3Q 2026 Form 10-Q. ($ in millions) 14 (a)(b)(c) (a)(c)(a)(b) (c)

Average Rate Base Balances(a)(f)

Long-term growth is spurred by accelerating customer adoption of cleaner energy alternatives

($ in millions)



O&R
CECONY
$35,038
$1,799
$33,239
$37,309
$1,929
$35,380
$40,241
$2,049
$38,192
$43,516
$2,209
$41,307
$46,352
$2,415
$43,937
$48,957
$2,591
$46,366
$52,263
$2,946
$49,317
$57,117
$3,094
$54,023
$61,734
$3,262
$58,472
$66,787
$3,481
$63,306

		Actual					Forecast				
		2021	2022	2023	2024	2025	2026E	2027E	2028E	2029E	2030E
CECONY	Electric(b)(e)	$23,614	$24,753	$26,680	$29,279	$31,456	$32,935	$35,149	$39,174	$42,700	$46,543
	Gas(b)(e)	8,008	8,924	9,692	10,115	10,559	11,485	12,050	12,615	13,461	14,363
	Steam(d)(e)	1,617	1,703	1,820	1,913	1,922	1,946	2,118	2,234	2,311	2,400
O&R	Electric(c)(e)	965	1,032	1,083	1,191	1,337	1,393	1,646	1,737	1,833	1,950
	Gas(c)(e)	527	578	626	654	695	791	863	880	924	992
RECO	Electric(e)	307	319	340	364	383	407	437	477	505	539

a. Excludes the Utilities' average interest bearing Construction Work in Progress (CWIP) of approximately $2.6 billion at year-end 2025, with annual average balances expected to range between approximately $2.1 billion and $3.9 billion from 2026 - 2030.
b. Forecast for 2026, 2027 and 2028 reflects CECONY's Electric and Gas rate plans (Case 25-E-0072 & 25-G-0073) approved in January 2026.
c. Forecast for 2026 and 2027 reflects O&R's Electric and Gas rate plans (Case 24-E-0060 & 24-G-0061) approved in March 2025.
d. Forecast for 2027 through 2030 reflects CECONY's September 2026 Steam joint proposal (Case 25-S-0741) that is subject to approval by the NYSPSC.
e. Amounts reflect the company's five-year forecast as of January 2026.
f. Amounts for energy efficiency and heat pump programs are excluded in the forecast for years 2026 – 2030. In May 2025, the NYSPSC issued two orders for Low- to Moderate-Income and Non-Low- to Moderate-Income that directed CECONY and O&R to recover 2026-2029 energy efficiency and heat pump programs (formerly known as New Efficiency New York) through surcharge rather than base rates. See page 34 of the 2025 Form 10-K.
Note: The Utilities are continuing to assess the impact of New York State's newly enacted Chapter 58 of the Laws of 2026. The ultimate impact of the legislation on these projections remains uncertain. See page 51 of the 3Q 2026 Form 10-Q.

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Average Investment Earnings Base[(a)(b)(c)(d)(e)(f)]

Reflects Investment Opportunities for CECONY, O&R, and CET


5-year CAGR 8.7%
($ in millions)
$47,102
$50,717
$54,805
$60,461
$65,778
$71,393

	2025 Actual	2026E	2027E	2028E	2029E	2030E
CET	$471	$544	$742	$1,077	$1,318	$1,366
Surcharge Recovery	279	1,216	1,800	2,267	2,726	3,240
Average Utility Rate Base	46,352	48,957	52,263	57,117	61,734	66,787

Surcharge recovery programs (not in base rates) are primarily comprised of Transportation Electrification (Electric Vehicles Make Ready Program), Utility Thermal Energy Networks, Utility Storage Dispatch Rights, and Energy Efficiency and Heat Pump programs (formerly known as New Efficiency New York).

a. Excludes the Utilities' average interest bearing CWIP.
b. Forecast for 2026, 2027 and 2028 reflects CECONY's Electric and Gas rate plans (Case 25-E-0072 & 25-G-0073) approved in January 2026.
c. Forecast for 2026 and 2027 reflects O&R's Electric and Gas rate plans (Case 24-E-0060 & 24-G-0061) approved in March 2025.
d. Forecast for 2027 through 2030 reflects CECONY's September 2026 Steam joint proposal (Case 25-S-0741) that is subject to approval by the NYSPSC.
e. CET amounts reflect ownership share of FERC regulated earnings base of its investments.
f. Amounts for energy efficiency and heat pump programs are included in the average rate base for CECONY and O&R from 2021 - 2025. In May 2025, the NYSPSC issued two orders for Low- to Moderate-Income and Non-Low- to Moderate-Income that directed CECONY and O&R to recover 2026-2030 energy efficiency and heat pump program activity through surcharge rather than base rates. See page 34 of the 2025 Form 10-K.
Note: The Utilities are continuing to assess the impact of New York State's newly enacted Chapter 58 of the Laws of 2026. The ultimate impact of the legislation on these projections remains uncertain. See page 51 of the 3Q 2026 Form 10-Q.

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Dividend King A focus on long‑term shareholder value has resulted in a 4.4% annualized dividend increase in 2026, contributing to 52 consecutive years of dividend growth with a CAGR of 5.56%. 17

Regulatory Updates 18

19 Constructive Regulatory Relationship in New York State 19 • Revenue predictability ◦ Revenue decoupling mechanism in place for CECONY and O&R New York electric and gas ◦ Weather normalization clause in place for CECONY gas and steam and O&R New York gas • Formulaic approach to return on equity ◦ ⅔ Discounted Cash Flow Model ◦ ⅓ Capital Asset Pricing Model • Reduced regulatory lag ◦ Fully-forecasted rate year reflecting a historical test year ◦ Timely recovery of fuel and commodity costs ◦ True-ups (reconciliations) for major costs including: ▪ Pensions ▪ Environmental costs ▪ Property taxes ▪ Variable-rate debt ▪ Uncollectible write-offs of customer accounts receivable balances and late payment fees

20 20 Rate Case Filing Status (a) Average rate base for 12 months ended September 30, 2026, including transmission and distribution. (b) CECONY’s September 2026 joint proposal for the new steam rate plan (Case 25-S-0741) is subject to approval by the NYSPSC. Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc. Regulator Rate Base(a) ($ millions) Current Plan Start Date Current Plan End Date Status C EC O N Y Electric New York State Public Service Commission (NYSPSC) $32,658 Jan 2026 Dec 2028 Joint Proposal approved January 2026 Gas NYSPSC 10,957 Jan 2026 Dec 2028 Steam NYSPSC 1,971 Nov 2023 Oct 2026 Joint Proposal filed September 2026 (b) O & R O&R - NY Electric NYSPSC 1,394 Jan 2025 Dec 2027 Joint Proposal approved March 2025 O&R - NY Gas NYSPSC 769 Jan 2025 Dec 2027 Rockland Electric New Jersey Board of Public Utilities (NJBPU) 406 July 2026 N/A Stipulation of settlement approved June 2026

21 21 Summary of CECONY Steam Joint Proposal(a) Proposed rate changes and capital expenditures for three-year period to begin November 1, 2026, reflecting a 9.5% ROE and 48% equity ratio. Other Major Provisions • Continues weather normalization mechanism and full reconciliation of costs for pension and Other Post-Employment Benefits, variable-rate debt, and environmental remediation • Full reconciliation of property taxes via a surcharge/sur-credit mechanism • Continuation of provision for recovery of cost of fuel • Formation of steam decarbonization collaborative (a) CECONY’s September 2026 joint proposal for the new steam rate plan (Case 25-S-0741) is subject to approval by the NYSPSC. (b) The rate increases will be implemented as follows: $26.6 million in RY1, $27.5 million in RY2, and $28.5 million in RY3 to maintain a consistent bill impact of 3.5% in each Rate Year Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc.

22 22 CECONY Steam Rate Joint Proposal Comparison(a) (a) CECONY’s September 2026 joint proposal for the new steam rate plan (Case 25-S-0741) is subject to approval by the NYSPSC. Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc. Upcoming NYSPSC Sessions • November 19, 2026 • December 17, 2026 ($ in millions) Case number 25-S-0741 Rate Year 1: Nov 2026 - Oct 2027 September 2026 November 2025 February 2026 March 2026 Staff Joint Proposal Filing Update Testimony New infrastructure investment $20 $32 $25 $21 Financing costs 5 11 11 2 Property and other taxes (37) (1) (1) (30) Sales revenue change 8 21 21 8 Operating expenses 35 27 26 34 Depreciation changes 5 (8) (8) 4 Amortization of deferrals 12 12 12 12 Income taxes and other (10) (8) (8) (8) Other operating revenues (25) (20) (20) (25) Total Rate Increase $13 $66 $58 $18 Rate Base $2,118 $2,256 $2,184 $2,139 ROE 9.50% 9.90% 9.90% 9.30% Equity Ratio 48% 48% 48% 48%

NYSPSC & NYISO Proceedings and Developments 23 Utility Ownership of Renewables • On April 24, 2026, CECONY and O&R, along with other New York Utilities, submitted comments in response to questions posed by the NYSPSC related to Utility-owned Renewable Generation, proposing a separate procurement process in which utilities would jointly solicit bids for renewable projects. New York State Department of Public Service (NYSDPS) Staff is expected to issue a white paper, which would be subject to stakeholder comment, and followed by an NYSPSC order. (NYSPSC docket number 15-E-0302) • In October 2026, the NYISO reported that it had determined that the Champlain Hudson Power Express transmission project (CHPE) had demonstrated its planned power capability, and therefore, the Q3 2026 Short-Term Assessment of Reliability no longer identified a near-term reliability need. The NYISO noted, however, that its update did not affect the longer-term reliability assessments, and that it continued to foresee reliability concerns for the Lower Hudson Valley and New York City beginning in 2032, even assuming CHPE and other planned projects are available. • In July 2026, CECONY filed with the NYSPSC its updated Reliability Needs Report, which projects electric reliability needs in New York City of 125 MW beginning in 2033 and increasing to 675 MW by 2036. This report reflects a deferral of the need by one year and a reduction in the size of the need relative to the company’s January 2026 Reliability Needs Report. CECONY continues to project increasing long-term capacity shortfalls in its New York City transmission system, driven by load growth and generation retirements without new replacement generation materializing. (NYSPSC docket number 25-E-0764) • Also in July 2026, CECONY filed a reliability contingency plan with the NYSPSC to address transmission reliability needs in New York City. The plan emphasizes competitive procurement of clean energy resources, including transmission- and distribution-connected battery storage, while preserving flexibility to implement transmission infrastructure solutions, if necessary. CECONY requested regulatory approvals to support the competitive procurement of battery storage, including cost recovery. CECONY expects its proposed solutions, if approved, would be sufficient to address the identified ten-year reliability need through 2036 and will continue to evaluate evolving reliability forecasts, market conditions, technological developments and policy changes and provide updates to the NYSPSC. Electric Reliability Needs

NYSPSC & NYISO Proceedings and Developments (continued) 24 Clean Energy Zones • In May 2026, NYSDPS Staff issued a White Paper outlining two proposals to implement Clean Energy Zones (“CEZs”), areas where proactive coordination among New York State, developers, utilities, and communities could facilitate the co-deployment of new generation and transmission projects. The White Paper discusses two potential CEZ frameworks and a range of related policy and regulatory changes to support development in these areas. The NYSDPS Staff seeks stakeholder input on key design questions, including zone designation criteria and a number of items related to community engagement and benefits. The initiative aims to improve planning coordination, reduce costs, improve project development timelines and support the integration of more than 60 GW of renewable resources. Comments were originally due August 10, 2026 but have been extended to December 8, 2026. State Utility Regulation • In May 2026, as part of New York State’s Fiscal Year 2026-2027 Enacted Budget, the state enacted Chapter 58 of the Laws of 2026, which, among other things, amends and adds provisions to the Public Service Law governing utility rate cases and addressing affordability. Effective for base rate filings submitted by the Utilities after January 1, 2027, Chapter 58: (i) requires the Utilities to submit, in addition to their recommended proposal, a budget-constrained rate plan that limits aggregate revenue increases to the average Consumer Price Index growth over the prior three years; (ii) directs the Utilities to return revenues above the authorized return on equity (ROE), with retention of up to 0.25% over the authorized ROE if certain criteria are met; (iii) further defines non-recoverable lobbying expenses and formalizes non-recoverability of public relations and goodwill advertising expenses; (iv) extends the NYSPSC’s authority to suspend a rate case to 14 months; and (v) authorizes approval of multi-year litigated rate plans. Chapter 58 further: (i) directs the NYSPSC to develop performance-based employee compensation targets and authorizes consideration of adjustments to ROE based on affordability performance; (ii) directs the NYSPSC to establish rules limiting recovery of rate case expenses, including legal, consultant, expert and employee costs; (iii) requires affordability analyses in rate cases; and (iv) directs the NYSPSC to adopt rules for calculating a newly created Energy Affordability Index and to issue annual affordability reports. Chapter 58 also creates a temporary and independent commission to study rising utility rates, affordability and generation, including utility-owned renewable generation. The Utilities are continuing to assess the impact of the new law and the timing of their upcoming rate case filings. • In September 2026, the NYSPSC established a proceeding to develop a methodology for calculating an energy affordability index for residential customers. The NYSPSC order (i) requires the NYSPSC to issue an annual energy affordability report, the first of which is due July 1, 2027; (ii) requires any utility filing a major rate case to include the energy affordability index showing the energy burden for their customers at current rates and at the utility's proposed rates; and (iii) authorizes the NYSPSC to install an independent utility affordability monitor if a change in rates results in a customer energy burden greater than 3% for electric or gas individually or 6% for electric and gas collectively. (NYSPSC docket number 26-M-0547)

NYSPSC & NYISO Proceedings and Developments (continued) 25 Proactive Planning Proceeding • In October 2026, New York utilities, including CECONY and O&R, filed the Joint Utilities of New York Proactive Planning Cycle 1 Study Report with the NYSPSC pursuant to the NYSPSC's Proactive Planning Framework. The filing identifies electric system investments intended to support projected load growth associated with transportation electrification, building electrification, economic development and distributed energy resources. The filing includes eight proposed projects for CECONY at an estimated cost of $90 million and three proposed projects for O&R at an estimated cost of $96 million. The New York utilities requested authorization for the proposed projects and proposed recovery of approved project costs through a surcharge. The proposals are subject to approval by the NYSPSC. (NYSPSC docket number 24-E-0364) Public Policy Transmission Need • In August 2026, the NYISO initiated its Public Policy Transmission Need (PPTN) Process for the 2026-2028 planning cycle, through which proposed transmission needs driven by public policy requirements are identified and evaluated. On October 16, 2026, stakeholders and the public submitted formal proposals identifying specific transmission needs to the NYSPSC. The NYSPSC is expected to review the proposals to determine which transmission needs warrant formal evaluation. Once the need is declared, NYISO is expected to solicit and evaluate specific transmission project solutions submitted by developers. • In October 2026, the NYSPSC issued an order addressing utility thermal energy network (UTEN) pilot projects. The NYSPSC authorized O&R’s Haverstraw West Loop project (West Loop), with authorized project costs capped at $50.1 million, less any non- ratepayer funding sources received, to advance to Stage 3 (Customer Enrollment and Construction). The NYSPSC authorized O&R to recover prudently incurred Stage 3 project costs for West Loop, as well as Stage 1 and 2 project costs for West Loop and another project that was not authorized to proceed, through an electric customer surcharge mechanism. Although the NYSPSC did not authorize CECONY's UTEN pilot projects to proceed to Stage 3, the NYSPSC authorized CECONY to defer for future rate recovery prudently incurred Stage 1 and Stage 2 development costs. As of September 30, 2026, CECONY and O&R had incurred approximately $21.2 million and $3.3 million, respectively, of Stage 1 and Stage 2 costs. (NYSPSC Docket Number 22-M-0429) Utility-Scale Thermal Energy Network Pilot Projects

Strong Economic Performance 26

Dividend and Earnings Announcements

- On October 15, 2026, the company declared a quarterly dividend of 88.75 cents a share on its common stock.
- On November 5, 2026, the company issued a press release in which it forecasts adjusted earnings per share (non-GAAP) for the year 2026 to be in the range of $6.05 to $6.15 a share.[a]


3Q 2026 vs. 3Q 2025
$2.07
$1.91
$2.07
$1.90
2026
2025
2026
2025
Reported EPS (GAAP)
Adjusted EPS (Non-GAAP)(b)
YTD 2026 vs. YTD 2025
$5.44
$4.84
$5.08
$4.82
2026
2025
2026
2025
Reported EPS (GAAP)
Adjusted EPS (Non-GAAP)(c)

a. Con Edison's forecast of adjusted earnings per share for the year 2026 excludes the gain on the sale of Con Edison's equity interest in MVP ($(0.37) a share after-tax), accretion of the basis difference of Con Edison's equity interest in MVP ($(0.01) a share after-tax), transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye and the effects of HLBV accounting for tax equity investments, the amounts of which will not be determinable until year-end. Accordingly, the company is unable to provide equivalent measures determined in accordance with GAAP.

b. See Slide 28 for a reconciliation of non-GAAP financial measures to their GAAP equivalent for the three months ended September 30, 2026 and 2025 periods.

c. See Slide 38 for a reconciliation of non-GAAP financial measures to their GAAP equivalent for the nine months ended September 30, 2026 and 2025 periods.

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3Q 2026 EPS (GAAP) to Adjusted EPS (non-GAAP) Reconciliation Earnings per Share Net Income ($ in Millions) 2026 2025 2026 2025 Reported EPS and Net Income – GAAP basis $2.07 $1.91 $766 $688 Accretion of the basis difference of Con Edison's equity interest in MVP (pre-tax) — (0.01) — (3) Income taxes (a) — — — 1 Accretion of the basis difference of Con Edison's equity interest in MVP (net of tax) — (0.01) — (2) Adjusted EPS and Adjusted Earnings – non-GAAP basis $2.07 $1.90 $766 $686 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the three months ended September 30, 2025. 28

Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) 3Q 2025 Reported EPS CECONY O&R CET Other 3Q 2026 Reported EPS $1.91 $0.17 $0.01 $(0.02) $2.07 3Q 2025 Adjusted EPS CECONY O&R CET Other 3Q 2026 Adjusted EPS $1.90 $0.17 $0.01 $— $2.07 (a) (a) $(0.01) $— a. Other includes the parent company, Con Edison's tax equity investments and consolidation adjustments. Walk from 3Q 2025 EPS to 3Q 2026 EPS and 3Q 2025 Adjusted EPS (non-GAAP) to 3Q 2026 Adjusted EPS (non-GAAP) 29

EPS (GAAP Basis) Adjusted EPS (non-GAAP Basis) Higher electric rate base $0.17 $0.17 CECONY(a) Higher income from allowance for equity funds used during construction 0.03 0.03 Lower operation and maintenance expense from health care costs 0.02 0.02 Dilutive effect of issuance of common shares (0.05) (0.05) Total CECONY $0.17 $0.17 Electric base rate increase $0.03 $0.03 O&R(a)Higher electric and gas operation and maintenance expense (0.01) (0.01) Other (0.01) (0.01) Total O&R $0.01 $0.01 3Q 2026 vs. 3Q 2025 EPS and Adjusted EPS (non-GAAP) Variances – Three Months Ended Variation a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations. 30

EPS (GAAP Basis) Adjusted EPS (non-GAAP Basis) Lower investment income primarily due to the sale of Con Edison's equity interest in MVP $(0.01) $(0.01) CET Accretion of the basis difference of Con Edison's equity interest in MVP (0.01) — Total CET $(0.02) $(0.01) Other, including parent company expenses(a)Total Other $— $— Total Variance $0.16 $0.17 3Q 2026 vs. 3Q 2025 EPS and Adjusted EPS (non-GAAP) Variances – Three Months Ended Variation 31 a. Other includes the parent company, Con Edison's tax equity investments and consolidation adjustments.

3Q 2026 vs. 3Q 2025 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company CECONY O&R CET Other(a) Total Reported EPS – GAAP basis $1.94 $0.12 $0.02 $(0.01) $2.07 Adjusted EPS – non-GAAP basis $1.94 $0.12 $0.02 $(0.01) $2.07 Three Months Ended September 30, 2026 a. Other includes the parent company, Con Edison's tax adjustments and consolidation adjustments. 32

3Q 2026 vs. 3Q 2025 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company (continued) CECONY O&R CET Other(b) Total Reported EPS – GAAP basis $1.77 $0.11 $0.04 $(0.01) $1.91 Accretion of the basis difference of Con Edison's equity interest in MVP (pre-tax) — — (0.01) — (0.01) Income taxes (a) — — — — — Accretion of the basis difference of Con Edison's equity interest in MVP (net of tax) — — (0.01) — (0.01) Adjusted EPS – non-GAAP basis $1.77 $0.11 $0.03 ($0.01) $1.90 Three Months Ended September 30, 2025 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the three months ended September 30, 2025. b. Other includes the parent company, Con Edison's tax equity investments and consolidation adjustments. 33

3Q 2026 Developments[a]

Con Edison

In May 2026, Con Edison entered into an equity distribution agreement (EDA), pursuant to which Con Edison may sell, from time to time, up to an aggregate sales price of $2.0 billion of its common stock through an at-the-market (ATM) equity offering program (ATM Program), including an equity forward sales component. Con Edison subsequently entered into forward sale agreements under the ATM Program and as of September 30, 2026, the ATM Program had approximately $1.7 billion of common stock available for issuance.

The following table shows ATM equity issuances pursuant to forward sale agreements executed during May 2026 and August 2026.

Tranche	Shares Priced	Initial Forward Price
1	1,074,178 (a)	$105.7586
2	889,415 (b)	$104.6730
3	1,074,617 (c)	$106.3792

(a) In June 2026, Con Edison physically settled a portion of Tranche 1, as described below. In September 2026, Con Edison physically settled the remaining portion of Tranche 1, as described below.
(b) In September 2026, Con Edison physically settled all of Tranche 2, as described below.
(c) In September 2026, Con Edison physically settled a portion of Tranche 3, as described below.

Through September 30, 2026, Con Edison executed forward sale agreements pursuant to the ATM program for 3,038,210 common shares and physically settled a portion of its outstanding equity forwards under the ATM program by delivering 2,047,593 shares of its common stock in exchange for cash proceeds of approximately $216 million. Specifically in June 2026, Con Edison physically settled a portion of Tranche 1 by delivering 1,018,307 shares of its common stock in exchange for total net cash proceeds of approximately $108 million. In September 2026, Con Edison physically settled the remaining portion of Tranche 1 by delivering 55,871 shares of its common stock in exchange for total net cash proceeds of approximately $6 million. In September 2026, Con Edison physically settled all of Tranche 2 by delivering 889,415 shares of its common stock in exchange for total net cash proceeds of approximately $93 million. In September 2026, Con Edison physically settled a portion of Tranche 3 by delivering 84,000 shares of its common stock in exchange for total net cash proceeds of approximately $9 million. (page 26)

Con Edison & CECONY

On February 18, 2026, the Internal Revenue Service and the Department of Treasury issued Notice 2026-7, which provides additional interim guidance regarding the application of the CAMT and allows the Companies to deduct certain repair expenditures as a reduction to the Companies' modified GAAP net income. This interim guidance is retroactive to the beginning of the IRA provisions in calculating the Companies' CAMT liability. In the nine months ended September 30, 2026, Con Edison reduced its CAMT credit carryforward by $205 million ($213 million of which is for CECONY) and increased its general business tax credit carryforward by approximately $154 million as a result of adopting the interim guidance for the 2024 and 2025 tax years. This guidance will also reduce the Companies' CAMT liability going forward. The Companies are continuing to assess the impacts of the IRA on their financial statements and will update estimates based on future guidance to be issued by the Department of the Treasury. (pages 34, 54)

a. Page references to 3Q 2026 Form 10-Q unless noted otherwise.

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35 3Q 2026 Developments (continued)(a) a. Page references to 3Q 2026 Form 10-Q unless noted otherwise. CECONY & O&R During the summer of 2026, electric peak demand in CECONY's service area was 12,178 MW (which occurred on July 2, 2026). At design conditions, electric peak demand in CECONY's service area would have been approximately 12,680 MW in 2026 compared to CECONY's forecast of 12,690 MW. (page 53) In October 2026, CECONY updated its five-year forecast of average annual summer peak electric demand in its service area at design conditions from a 0.7 percent increase (for 2026 to 2030) to a 0.8 percent increase (for 2027 to 2031). (page 53) During the summer of 2026, electric peak demand in O&R's service area was 1,604 MW (which occurred on July 2, 2026). At design conditions, electric peak demand in O&R's service area would have been approximately 1,570 MW in 2026 compared to O&R's forecast of 1,600 MW. (page 53) In October 2026, O&R updated its five-year forecast of average annual summer peak electric demand in its service area at design conditions from a 4.1 percent increase (for 2026 to 2030) to a 2.6 percent increase (for 2027 to 2031). Lower projected growth is primarily driven by a decreased electric vehicle adoption outlook and lower large load interconnection requests. (page 53) In May 2026, as part of New York State’s Fiscal Year 2026-2027 Enacted Budget, the state enacted Chapter 58 of the Laws of 2026, which, among other things, amends and adds provisions to the Public Service Law governing utility rate cases and addressing affordability. Effective for base rate filings submitted by the Utilities after January 1, 2027, Chapter 58: (i) requires the Utilities to submit, in addition to their recommended proposal, a budget-constrained rate plan that limits aggregate revenue increases to the average Consumer Price Index growth over the prior three years; (ii) directs the Utilities to return revenues above the authorized return on equity (ROE), with retention of up to 0.25% over the authorized ROE if certain criteria are met; (iii) further defines non- recoverable lobbying expenses and formalizes non-recoverability of public relations and goodwill advertising expenses; (iv) extends the NYSPSC’s authority to suspend a rate case to 14 months; and (v) authorizes approval of multi-year litigated rate plans. Chapter 58 further: (i) directs the NYSPSC to develop performance-based employee compensation targets and authorizes consideration of adjustments to ROE based on affordability performance; (ii) directs the NYSPSC to establish rules limiting recovery of rate case expenses, including legal, consultant, expert and employee costs; (iii) requires affordability analyses in rate cases; and (iv) directs the NYSPSC to adopt rules for calculating a newly created Energy Affordability Index and to issue annual affordability reports. Chapter 58 also creates a temporary and independent commission to study rising utility rates, affordability and generation, including utility-owned renewable generation. The Utilities are continuing to assess the impact of the new law and the timing of their upcoming rate case filings. (page 51) In May 2026, New York State enacted amendments to the Climate Leadership and Community Protection Act (CLCPA) as part of the state’s fiscal year 2026–2027 budget. The amendments modify the CLCPA’s implementation framework by, among other things, extending to December 31, 2028 the deadline for the New York State Department of Environmental Conservation (NYSDEC) to promulgate implementing regulations and directs the NYSDEC to consider factors such as feasibility, affordability, economic competitiveness and reliability in developing any such regulations. The amendments also revise the state’s interim greenhouse gas emissions reduction framework by eliminating the emission reductions for 2030 and replacing them with emission reductions of 60 percent from 1990 levels by 2040. The amendments maintain the statutory requirement for the NYSDEC to promulgate rules establishing a statewide greenhouse gas emissions limit of an 85 percent reduction below 1990 levels by 2050, to the maximum extent feasible and cost-effective, and did not change the renewable energy targets. The Utilities are unable to predict the impact that the implementation of this law will have on them. (page 82)

36 3Q 2026 Developments (continued)(a) a. Page references to 3Q 2026 Form 10-Q unless noted otherwise. CECONY & O&R On September 4, 2026, CECONY, the New York State Department of Public Service (NYSDPS) and other parties entered into a joint proposal for a CECONY steam rate plan for the three-year period November 1, 2026 through October 31, 2029 (the Joint Proposal). The Joint Proposal is subject to approval by the New York State Public Service Commission (NYSPSC). (page 21) At September 30, 2026, CECONY’s and O&R’s customer accounts receivable balances of $2,917 million and $115 million, respectively, included aged accounts receivable (balances outstanding in excess of 60 days) of $1,345 million and $26 million, respectively. At December 31, 2025, CECONY’s and O&R’s customer accounts receivable balances of $2,970 million and $120 million, respectively, included aged accounts receivable (balances outstanding in excess of 60 days) of $1,427 million and $27 million, respectively. In comparison, CECONY’s and O&R’s customer accounts receivable balances at February 28, 2020 were $1,322 million and $89 million, respectively, including aged accounts receivable (balances outstanding in excess of 60 days) of $408 million and $15 million, respectively. (page 50) In October 2026, the NYISO reported that it had determined that the Champlain Hudson Power Express transmission project (CHPE) had demonstrated its planned power capability, and therefore, the Q3 2026 Short-Term Assessment of Reliability no longer identified a near-term reliability need. The NYISO noted, however, that its update did not affect the longer-term reliability assessments, and that it continued to foresee reliability concerns for the Lower Hudson Valley and New York City beginning in 2032, even assuming CHPE and other planned projects are available. (page 51) In October 2026, New York utilities, including CECONY and O&R, filed the Joint Utilities of New York Proactive Planning Cycle 1 Study Report with the NYSPSC pursuant to the NYSPSC's Proactive Planning Framework. The filing identifies electric system investments intended to support projected load growth associated with transportation electrification, building electrification, economic development and distributed energy resources. The filing includes eight proposed projects for CECONY at an estimated cost of $90 million and three proposed projects for O&R at an estimated cost of $96 million. The New York utilities requested authorization for the proposed projects and proposed recovery of approved project costs through a surcharge. The proposals are subject to approval by the NYSPSC. (page 82) In October 2026, CECONY and O&R each filed responses to a July 2026 NYSPSC order directing New York utilities, including CECONY and O&R, to show cause why the NYSPSC should not commence a prudence review and an administrative penalty proceeding related to alleged deficiencies in electric vehicle make-ready program data collection and reporting. The Utilities are unable to estimate the amount or range of possible loss related to this matter. (page 22) In October 2026, the NYSPSC issued an order addressing utility thermal energy network (UTEN) pilot projects. The NYSPSC authorized O&R’s Haverstraw West Loop project (West Loop), with authorized project costs capped at $50.1 million, less any non-ratepayer funding sources received, to advance to Stage 3 (Customer Enrollment and Construction). The NYSPSC authorized O&R to recover prudently incurred Stage 3 project costs for West Loop, as well as Stage 1 and 2 project costs for West Loop and another project that was not authorized to proceed, through an electric customer surcharge mechanism. Although the NYSPSC did not authorize CECONY's UTEN pilot projects to proceed to Stage 3, the NYSPSC authorized CECONY to defer for future rate recovery prudently incurred Stage 1 and Stage 2 development costs. As of September 30, 2026, CECONY and O&R had incurred approximately $21.2 million and $3.3 million, respectively, of Stage 1 and Stage 2 costs. (page 82)

3Q 2026 Developments *(continued)*[a]

Con Edison Transmission

The following table presents Con Edison Transmission's ownership interests in New York Transco's electric transmission projects.

	Ownership Interest	In-Service Date/Anticipated	Base Return on Common Equity (ROE)	Common Equity Ratio
Transmission Owner Transmission Solutions (TOTS)[1]	45.7%	2016	9.99% plus 0.50% = 10.49%	54%
New York Energy Solution (NYES)[2]	45.7%	2023/2025	9.99% plus 0.50% to 1.00% = 10.49% to 10.89%[3]	54%
Propel NY Energy[4]	41.7% of New York Transco's share	2030	10.3% plus 1% = 11.3%	53%

(1) TOTS is a group of three electric power bulk transmission projects ($217 million total cost) constructed on the New York bulk transmission system to increase transfer capability between upstate and downstate New York.
(2) The NYES project was constructed to relieve transmission congestion between upstate and downstate (estimated cost of approximately $800 million).
(3) Includes a cost containment reduction.
(4) Propel NY Energy, a project that is under development jointly with the NYPA, is a 90-mile electric transmission project that is expected to increase high voltage transmission connections between Long Island and the rest of New York State. New York Transco's share of the estimated cost of the Propel NY Energy project is $2,200 million, excluding interconnection costs and the cost of projects expected to be built by local transmission owners, including CECONY. The siting, construction and operation of the project will require approvals and permits from the appropriate governmental agencies and authorities, including the NYSPSC.

CECONY and CET

In October 2026, CECONY and Con Edison Transmission completed the sale of their interests in Honeoye for $5 million in aggregate, of which approximately $1.5 million was attributed to CECONY, before certain closing adjustments and expenses. (pages 19, 48, 49, 53, 81)

a. Page references to 3Q 2026 Form 10-Q unless noted otherwise.

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2026 EPS (GAAP) to Adjusted EPS (non-GAAP) Reconciliation Earnings per Share Net Income ($ in Millions) 2026 2025 2026 2025 Reported EPS, Net Income and Net Income EPS – GAAP basis $5.44 $4.84 $1,998 $1,726 Loss (gain) and other impacts related to the sale of the Clean Energy Businesses (pre-tax) — — — — Income taxes (a) — — — (1) Loss and other impacts related to the sale of the Clean Energy Businesses (net of tax) — — — (1) Accretion of the basis difference of Con Edison's equity interest in MVP (pre-tax) — (0.02) (3) (9) Income taxes (b) — — 1 2 Accretion of the basis difference of Con Edison's equity interest in MVP (net of tax) — (0.02) (2) (7) Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (pre-tax) 0.01 — 4 — Income taxes (c) — — (1) — Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (net of tax) 0.01 — 3 — Gain on the sale of Con Edison's equity interest in MVP (pre-tax) (0.52) — (189) — Income taxes (d) 0.15 — 55 — Gain on the sale of Con Edison's equity interest in MVP (net of tax) (0.37) — (134) — HLBV effects (pre-tax) — — (1) — Income taxes — — — — HLBV effects (net of tax) — — (1) — Adjusted EPS and Adjusted Earnings – non-GAAP basis $5.08 $4.82 $1,864 $1,718 a. The gain and other impacts related to the sale of all of the stock of the Clean Energy Businesses were adjusted during the nine months ended September 30, 2025 ($1 million) to reflect closing adjustments. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 21% for the nine months ended September 30, 2026 and 2025, respectively. c. The amount of income taxes was calculated using a combined federal and state income tax rate of 26% for the nine months ended September 30, 2026. d. The amount of income taxes was calculated using a combined federal and state income tax rate of 29% for the nine months ended September 30, 2026. 38

YTD 2025 Adjusted EPS CECONY O&R CET Other YTD 2026 Adjusted EPS Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) YTD 2025 Reported EPS CECONY O&R CET Other YTD 2026 Reported EPS $4.84 $0.25 $0.02 $0.33 $— $5.44 $4.82 $0.25 $0.02 $(0.01) $— $5.08 (a) (a) a. Other includes the parent company, Con Edison's tax equity investments, consolidation adjustments and Broken Bow II, the deferred project that was classified as held for sale at December 31, 2024, with the sale and transfer completed in January 2025. Walk from YTD 2025 EPS to YTD 2026 EPS and 2025 Adjusted EPS (non- GAAP) to 2026 Adjusted EPS (non-GAAP) 39

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Higher electric rate base $0.27 $0.27 CECONY(a) Higher gas rate base 0.08 0.08 Higher income from allowance for equity funds used during construction 0.04 0.04 Dilutive effect of issuance of common shares (0.14) (0.14) Total CECONY $0.25 $0.25 Electric base rate increase $0.05 $0.05 O&R(a) Gas base rate increase 0.01 0.01 Higher interest expense on long-term debt (0.02) (0.02) Higher electric and gas operation and maintenance expense (0.01) (0.01) Other (0.01) (0.01) Total O&R $0.02 $0.02 YTD 2026 vs. YTD 2025 EPS and Adjusted EPS (non- GAAP) Variances – Nine Months Ended Variation 40 a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. The Utilities' gas and CECONY’s steam sales are subject to a weather normalization clause, as a result of which, delivery revenues reflect normal weather conditions during the heating season. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Gain on the sale of Con Edison's equity interest in MVP $0.37 $— CET Accretion of the basis difference of Con Edison's equity interest in MVP (0.02) — Transaction costs associated with strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (0.01) — Other (0.01) (0.01) Total CET $0.33 $(0.01) Other, including parent company expenses(a) Total Other $— $— Total $0.60 $0.26 YTD 2026 vs. YTD 2025 EPS and Adjusted EPS (non- GAAP) Variances – Nine Months Ended Variation 41 a. Other includes the parent company, Con Edison's tax equity investments, consolidation adjustments and Broken Bow II, the deferred project that was classified as held for sale at December 31, 2024, with the sale and transfer completed in January 2025.

YTD 2026 vs. YTD 2025 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company CECONY O&R CET Other(c) Total Reported EPS – GAAP basis $4.76 $0.28 $0.42 ($0.02) $5.44 Gain on the sale of Con Edison's equity interest in MVP (pre-tax) — — (0.52) — (0.52) Income taxes (a) — — 0.15 — 0.15 Gain on the sale of Con Edison's equity interest in MVP (net of tax) — — (0.37) — (0.37) Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (pre-tax) — — 0.01 — 0.01 Income taxes (b) — — — — — Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (net of tax) — — 0.01 — 0.01 Adjusted EPS – non-GAAP basis $4.76 $0.28 $0.06 ($0.02) $5.08 Nine months ended September 30, 2026 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 29% for the nine months ended September 30, 2026. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 26% for the nine months ended September 30, 2026. c. Other includes the parent company, Con Edison's tax equity investments and consolidation adjustments. 42

YTD 2026 vs. YTD 2025 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company (continued) CECONY O&R CET Other(b) Total Reported EPS – GAAP basis $4.51 $0.26 $0.09 $(0.02) $4.84 Accretion of the basis difference of Con Edison's equity interest in MVP — — (0.02) — (0.02) Income taxes (a) — — — — — Accretion of the basis difference of Con Edison's equity interest in MVP (net of tax) — — (0.02) — (0.02) Adjusted EPS – non-GAAP basis $4.51 $0.26 $0.07 $(0.02) $4.82 Nine months ended September 30, 2025 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the nine months ended September 30, 2025. b. Other includes the parent company, Con Edison's tax equity investments, and consolidation adjustments and Broken Bow II, the deferred project held for sale at December 31, 2024, with the sale and transfer completed in January 2025. 43

Three-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (non-GAAP) 2024 2025 2026(a) Reported EPS – GAAP basis $5.26 $5.66 $5.44 Gain on the sale of Con Edison's equity interest in MVP (pre-tax) — — (0.52) Income taxes (b) — — 0.15 Gain on the sale of Con Edison's equity interest in MVP (net of tax) — — (0.37) Loss (gain) and other impacts related to the sale of the Clean Energy Businesses (pre-tax) 0.18 — — Income taxes (b) (0.03) — — Loss (gain) and other impacts related to the sale of the Clean Energy Businesses (net of tax) 0.15 — — Accretion of basis difference of Con Edison's equity interest in Mountain Valley Pipeline (pre-tax) (0.03) (0.04) — Income taxes (b) 0.01 0.01 — Accretion of basis difference of Con Edison's equity interest in Mountain Valley Pipeline (net of tax) (0.02) (0.03) — Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (pre-tax) — 0.04 0.01 Income taxes (b) — (0.01) — Transaction costs associated with the strategic alternatives review of Con Edison's equity interests in MVP and Honeoye (net of tax) — 0.03 0.01 Remeasurement of deferred state income taxes related to the previously recorded impairment of MVP (net of federal income taxes) — 0.02 — Impairment loss related to investment in Honeoye (pre-tax) — 0.04 — Income taxes (b) — (0.01) — Impairment loss related to investment in Honeoye (net of tax) — 0.03 — Gain on the sale of an interest in a solar electric production project (pre-tax) — (0.01) — Income taxes (b) — — — Gain on the sale of an interest in a solar electric production project (net of tax) — (0.01) — HLBV effects (pre-tax) 0.01 — — Income taxes (b) — — — HLBV effects (net of tax) 0.01 — — Adjusted EPS – non-GAAP basis $5.40 $5.70 $5.08 12 Months Ending December 31, 44 a. Represents 9-month trailing EPS ending September 30, 2026. b. The amount of income taxes was calculated using applicable combined federal and state income tax rates for the nine months ended September 30, 2026 and the years ended December 31, 2024 - 2025.

CECONY and O&R Operations and Maintenance Expenses


Departmental
($ in millions)
$1,775
$1,808
$2,029
$2,110
$2,211
$2,323
$1,740
2021
2022(d)
2023(d)
2024
2025
2026E
2026 YTD Actuals


Other Expenses(a)
($ in millions)
Other
Regulatory Fees and Assessments (b)
Healthcare/ Other Employee Benefits
Pension/ OPEBs (c)
2021(d): $990; $412; $420; $189; $(31)
2022(d): $1,585; $514; $452; $171; $448
2023(d): $1,522; $455; $504; $191; $372
2024(d): $1,630; $692; $565; $212; $161
2025(d): $1,563; $722; $571; $232; $38
2026E: $1,321; $575; $503; $252; $(9)
2026 YTD Actuals: $1,044; $472; $443; $181; $(52)

a. Other Expenses generally are either reconciled through amounts reflected in rates or represent surcharges that are recovered in revenues from customers.
b. Includes Demand Side Management, System Benefit Charges and Public Service Law 18A assessments that are collected in revenues.
c. Represents service costs net of capitalization and rate reconciliation; excludes non-service components of Pension/OPEBs pursuant to Accounting Standards Update 2017-07. For the nine months ended September 30, 2026, CECONY and O&R recorded net non-service cost components of $(365) million and $(18) million, respectively. See page 58 of the 3Q 2026 Form 10-Q. For the year ended December 31, 2026, CECONY and O&R forecast net non-service cost components of $(488) million and $(23) million, respectively.
d. Certain prior period amounts have been reclassified within the companies' other operations and maintenance expenses to conform with current period presentation.

Note: The Utilities are continuing to assess the impact of New York State's newly enacted Chapter 58 of the Laws of 2026. The ultimate impact of the legislation on these projections remains uncertain. See page 51 of the 3Q 2026 Form 10-Q.

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Composition of Average Rate Base(a)(b) (as of September 30, 2026) a. Average rate base for 12 months ended September 30, 2026. b. Includes earnings base that is being recovered through the surcharge mechanism starting in 2026. CECONY ($ in millions) Electric New York $32,658 Gas New York 10,957 Steam New York 1,971 Total CECONY $45,586 O&R ($ in millions) O&R Electric New York $1,394 O&R Gas New York 769 RECO New Jersey 406 Total O&R $2,569 Total Rate Base $48,155 CECONY Electric CECONY Gas CECONY Steam O&R Electric and Gas RECO 46

Regulated Utilities' Rates of Return and Equity Ratios (12 Months ended September 30, 2026) ROE Regulated Basis Equity Ratio Authorized Actual Rate Effective Date Authorized Actual CECONY Electric 9.36% (b) 9.24% January 1, 2026 Gas 9.36 (b) 10.52 January 1, 2026 Steam 9.25 5.79 November 1, 2023 Overall 9.36% 9.40% 48.00% 47.42% O&R Electric 9.75% 9.58% January 1, 2025 Gas 9.75 8.60 January 1, 2025 RECO 9.60 6.70 January 1, 2022 Overall 9.73% 8.84% 48.06% 46.99% a. Weighted by rate base. b. Authorized ROEs pro-rated 25%/75% between 9.25% and 9.40%, authorized under the previous and current (effective January 2026) rate plans, respectively. The rate plans were approved in January 2026. (a) (a) 47 Execution on rate plans supports safe, reliable service and strong financial results

Financing Plan and Activity for 2026(a) a. Con Edison’s estimates of its capital requirements and related financing plans reflect information available and assumptions at the time the statements are made and include, among other things, the assumptions that the Utilities’ forecasted capital investments and financing plans through 2030 are approved by the NYSPSC. Actual developments and the timing and amount of funding may differ materially. b. Excludes common equity issued under Con Edison's dividend reinvestment, employee stock purchase and long-term incentive plans. ($ in millions) Planned Actual Comment Common Equity Issuance Up to $1,100(b) _________$776 • In March, CEI Issued 7,000,000 of common shares through physical settlement of the February 2026 equity forward sale agreement _________$216 • From May to August, Con Edison priced ~$321 million of equity (3,038,210 common shares) under the ATM forward agreement • In June and September, Con Edison physically settled a portion of the outstanding forwards, issuing 1,018,307 and 1,029,286 common shares, respectively, and generating $216 million in total proceeds. • Con Edison expects to settle the remaining forward sale agreements before year-end Debt Credit Facilities ___ ____$3,500 • In March, CEI, CECONY and O&R entered into a $3,500 million 5- year revolving credit facility to replace the $2,500 million 5-year revolving credit facility that was set to expire in March 2029 and CECONY's $500 million 364-day revolving credit facility that was set to expire in March 2026 Long-term Debt Up to $3,200 ___ ____$1,300 • In June, CECONY issued $450 million of 5.15% Debentures due 2036 and $850 million of 5.875% Debentures due 2056 $100 • In October 2026, O&R issued $100 million principal amount of 6.62 percent debentures, due 2056, and agreed to issue $75 million principal amount of 6.62 percent debentures, due 2056, in December 2026 48

Utilities' Capital Investments



($ in millions)
$3,635
$4,001
$4,379
$4,699
$4,946
$6,533
$6,542
$6,865
$8,427
$8,571
Depreciation
Steam
Gas
Electric
2021
2022
2023
2024
2025
2026E
2027E
2028E
2029E
2030E
Actual
Forecast (a)(b)(c)(d)
CECONY & O&R Electric - actual
CECONY & O&R Electric - forecast
CECONY & O&R Gas - actual
CECONY & O&R Gas - forecast
CECONY Steam - actual
CECONY Steam - forecast

	Annual CECONY Capital Investments				Annual O&R Capital Investments		
	Electric	Gas	Steam	Depreciation	Electric	Gas	Depreciation
2021	2,189	1,126	103	1,705	147	70	95
2022	2,522	1,128	108	1,778	167	76	98
2023	2,909	1,046	128	1,924	211	85	105
2024	3,088	1,154	132	2,037	214	111	117
2025	3,201	1,151	113	2,193	337	144	127
2026E	4,766	1,093	127	2,221	415	132	138
2027E	4,852	1,057	143	2,227	380	110	152
2028E	5,019	1,066	127	2,234	502	151	179
2029E	6,228	1,436	126	2,728	494	143	190
2030E	6,293	1,451	209	3,040	479	139	206

Note: The Utilities are continuing to assess the impact of New York State's newly enacted Chapter 58 of the Laws of 2026. The ultimate impact of the legislation on these projections remains uncertain.See page 51 of the 3Q 2026 Form 10-Q.

a. Forecast for 2026, 2027 and 2028 reflects CECONY's new Electric and Gas rate plans (Case 25-E-0072 & 25-G-0073) approved in January 2026.
b. Forecast for 2026 and 2027 reflects O&R's Electric and Gas rate plans (Case 24-E-0060 & 24-G-0061) approved in March 2025.
c. Forecast for 2027, 2028 and 2029 reflects CECONY's September 2026 joint proposal for the new steam rate plan (Case 25-S-0741) that is subject to approval by the NYSPSC.
d. 2025 Form 10-K, page 30.

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Commercial Paper Borrowings ($ in millions) a. In March 2026, Con Edison, CECONY and O&R entered into a $3.5 billion revolving credit facility to replace a $2.5 billion revolving credit facility that was set to expire in March 2029 and CECONY's $500 million 364-day revolving credit facility that was set to expire in March 2026. The revolving credit facilities support Con Edison's, CECONY's and O&R's commercial paper programs. 50

Income Statement - 2026 Third Quarter ($ in millions)

QTD	CECONY	O&R	CET[a]	Other[c]	Total
Total operating revenues	$4,547	$365	$1	$—	$4,913
Depreciation and amortization	553	35	—	1	589
Other operating expenses	2,884	265	3	2	3,154
Total operating expenses	3,437	300	3	3	3,743
Operating income (loss)	1,110	65	(2)	(3)	1,170
Other income	147	10	10	1	168
Interest expense	297	18	—	2	317
Income before income tax expense (benefit)	960	57	8	(4)	1,021
Income tax expense (benefit)	241	13	2	(1)	255
Net income (loss)	$719	$44	$6	$(3)	$766

YTD	CECONY	O&R	CET[b]	Other[c]	Total
Total operating revenues	$13,006	$1,069	$4	$(1)	$14,078
Depreciation and amortization	1,635	103	—	1	1,739
Other operating expenses	8,615	810	9	5	9,439
Total operating expenses	10,250	913	9	6	11,178
Operating income (loss)	2,756	156	(5)	(7)	2,900
Gain on sale of interest in MVP	—	—	189	—	189
Other income	440	30	36	—	506
Interest expense	878	53	—	7	938
Income before income tax expense (benefit)	2,318	133	220	(14)	2,657
Income tax expense (benefit)	570	30	64	(5)	659
Net income (loss)	$1,748	$103	$156	$(9)	$1,998

a. Net income for CET of $6 million includes pre-tax investment income $10.4 million from New York Transco LLC for the three months ended September 30, 2026.
b. Net income for CET of $156 million includes pre-tax investment income of $196 million from MVP and $32.7 million from New York Transco LLC for the nine months ended September 30, 2026.
c. Other includes the parent company, Con Edison's tax equity investments and consolidation adjustments.

Con Edison's consolidated financial statements and the notes thereto are in Part I, Item 1 of the 3Q 2026 Form 10-Q.

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Condensed Statement of Cash Flows – 2026 Year-to-Date ($ in millions) CECONY O&R CET Other(a) Total Net cash flows from (used in) operating activities $2,573 $249 $14 $(11) $2,825 Net cash flows from (used in) investing activities (3,981) (387) 313 — (4,055) Net cash flows from (used in) financing activities (147) 170 (334) 12 (299) Net change for the period (1,555) 32 (7) 1 (1,529) Balance at beginning of period 1,581 24 19 6 1,630 Balance at end of period (b) $26 $56 $12 $7 $101 a. Other includes the parent company, Con Edison’s tax equity investments and consolidation adjustments. b. See "Reconciliation of Cash, Temporary Cash Investments and Restricted Cash" in Note A of the 3Q 2026 Form 10-Q. Con Edison’s consolidated financial statements and the notes thereto are in Part I, Item 1 of the 3Q 2026 Form 10-Q. 52

Condensed Balance Sheet - As of September 30, 2026 ($ in millions) Balance Sheet CECONY O&R CET Other Total ASSETS Current assets $5,904 $403 $36 $(118) $6,225 Investments 726 21 340 4 1,091 Net plant 54,496 3,830 3 1 58,330 Other noncurrent assets 10,560 574 2 408 11,544 Total assets $71,686 $4,828 $381 $295 $77,190 LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities $4,566 $535 $2 $179 $5,282 Noncurrent liabilities 17,748 1,313 26 (318) 18,769 Long-term debt 25,353 1,491 — — 26,844 Equity 24,019 1,489 353 434 26,295 Total liabilities and equity $71,686 $4,828 $381 $295 $77,190 Con Edison’s consolidated financial statements and the notes thereto are in Part I, Item 1 of the 3Q 2026 Form 10-Q. 53

Organizational Structure

conEdison

Market Cap[a]: **$37.8 billion**
Issuer Ratings[b]: Baa1 / A- / BBB+
Outlook[b]: Negative / Stable / Stable

Regulated Energy Delivery

Consolidated Edison Company of New York, Inc. (CECONY)[c]

Ratings[b]: **A3 / A- / A-**

Outlook[b]: **Negative / Stable / Stable**

Orange and Rockland Utilities, Inc. (O&R)[d]

Ratings[b]: **Baa1 / A- / A-**

Outlook[b]: **Stable / Stable / Stable**

Rockland Electric Company (RECO)

FERC Regulated Transmission

Con Edison Transmission, Inc.
(Con Edison Transmission or CET)

Percentages of Total Assets by Business

2026 Total Assets: $77 billion[a]


6.3%
0.5%
0.4%
92.9%
CECONY
O&R
CET
Other

a. As of September 30, 2026.
b. Con Edison's issuer ratings and the senior unsecured ratings of CECONY and O&R and outlook shown in order of Moody's / S&P Global Ratings (S&P) / Fitch. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
c. CECONY delivers electricity to approximately 3.7 million customers, gas to approximately 1.0 million customers and steam to approximately 1,465 customers.
d. O&R delivers electricity to approximately 0.3 million customers and gas to over 0.1 million customers.

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Capital Structure – September 30, 2026(a) Consolidated Edison, Inc. Baa1 / A- / BBB+ CECONY A3 / A- / A- O&R Baa1 / A- / A- Parent and Other Debt $ 27,094 51% Equity 26,295 49 Total $ 53,389 100% Debt $ 25,603 52% Equity 24,019 48 Total $ 49,622 100% Debt $ 1,491 50% Equity 1,489 50 Total $ 2,980 100% Debt $ — —% Equity 787 100 Total $ 787 100% a. Amounts shown exclude notes payable and include the current portion of long-term debt. Con Edison's issuer ratings and the senior unsecured credit ratings of CECONY and O&R shown in order of Moody's / S&P / Fitch. Moody's has a negative outlook for Con Edison and CECONY, and a stable outlook for O&R. See slide 56 for additional details. S&P and Fitch have stable outlooks for each entity. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. ($ in millions) 55

Rating Agency Credit Metrics

In Q3 2026, ratings for CEI and its subsidiaries remain unchanged.

Rating Agency	Rating / Outlook[a]	Rating Agency Key Metric[b]	Rating Agency Forecast[c]	Rating Agency Downgrade Threshold
Moody's Investors Services	• Con Edison: Baa1 / Negative • CECONY: A3 / Negative • O&R: Baa1 / Stable	CFO pre-WC[e] / Debt	• 15 - 16% • 15 - 16% • ~16%	• <17% • <17% • <15%
S&P Global Ratings[d]	• Con Edison: A- / Stable • CECONY: A- / Stable • O&R: A- / Stable	Funds from operations to Debt	• 15 - 17% • 16 - 18% • 16 - 18%	• <16% • <16% • <16%
Fitch Ratings	• Con Edison: BBB+ / Stable • CECONY: A- / Stable • O&R: A- / Stable	Funds from operations - Adjusted Leverage	• ~4.9x • ~5.0x • ~5.0x	• >5.0x • >5.0x • >5.0x

This slide reflects the company's understanding of certain credit criteria of the rating agencies at this time, which are subject to change.

Source: Moody's Credit Opinion March 31, 2026 for Con Edison and CECONY and Moody's Credit Opinion June 30, 2026 for O&R; S&P Rating Report September 17, 2026 for Con Edison and S&P Rating Report March 25, 2026 for CECONY and O&R; Fitch Rating Reports August 4, 2026 for Con Edison and CECONY and August 5, 2026 for O&R

a. Represents Con Edison's issuer ratings and the senior unsecured ratings of CECONY and O&R. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
b. As defined and calculated by each respective rating agency. The rating agencies use other metrics that are not described on this slide.
c. Forecast represents: "during the 2026-2028 rate plan" regarding CEI and CECONY and "over the next two years" regarding O&R for Moody's; "will maintain" regarding CECONY and "will sustain" regarding CEI and O&R for S&P; "over our forecast period" for Fitch regarding Con Edison and CECONY and "over 2026-2030" regarding O&R.
d. S&P rates CECONY and O&R on a group rating methodology with Con Edison.
e. CFO pre-WC is defined by Moody's as cash flow from operations before changes in working capital.

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Con Edison Sustainability Resources • 2026 Proxy Statement • CECONY Climate Change Vulnerability Study and Climate Change Resilience and Adaptation Plan • O&R Climate Change Vulnerability Study and Climate Change Resilience and Adaptation Plan • 2025 CECONY Disadvantaged Communities Report for the NYSPSC • 2025 O&R Disadvantaged Communities Report for the NYSPSC • Highlighting how the Company supports our communities through Community Partnerships • Our Standards of Business Conduct guide our Political Engagement • Con Edison’s Clean Energy Vision looking toward a clean energy future • Sustainability Report - Con Edison's Sustainability Report • CECONY Economic Impact Report • 2026 Con Edison Annual Investor Relations Update Our Sustainability reporting standards: • Global Reporting Initiative Content Index • Edison Electric Institute / American Gas Association templates – Industry reporting standards • Sustainability Accounting Standards Board (SASB) – Broad reporting standard • Task Force on Climate-Related Financial Disclosures (TCFD) – Broad reporting standard • Our environmental impacts including carbon emissions disclosures are filed with the Carbon Disclosure Project (CDP) Link to more resources: https://investor.conedison.com/sustainability-resources 57

INTERNAL 2025 Earnings Release Presentation February 19, 2026 3rd Qu rter 2026 Earnings R le se Presentation November 5